Exhibit 99.1

Contact:	MRB Investor Relations
Thomas Mikolasko
Phone: (212) 495-0200 X16
Fax: (212) 495-0746
Email: tmikolasko@mrb-ir.com

AXCESS:	Allan Frank
Vice President & CFO
Phone: (972) 250-5964
Email: afrank@axcessinc.com

AXCESS Inc. Completes Financial Restructuring Plan
Making Significant Improvements to Balance Sheet

Reduction of Debt and Preferred Stock
Improve the Company’s Financial Outlook

Dallas, TX. December 16, 2003 – AXCESS International Inc. (OTCBB: AXSI), an RFID and digital video solutions provider to the security industry today announced the completion of a financial restructuring plan designed to significantly reduce the amount of debt and preferred stock on the Company’s balance sheet.  The result will be a reduction in the cost of financing the business reflected through lower interest and dividend payments, and improving financial performance per share.  The Company believes the healthier balance sheet will make it more attractive to public investors and industry strategic partners.

One of the most significant improvements reported was the reduction of total corporate debt by over 50% from approximately $12 million to under $6 million.  An outstanding note in default of $4 million was rescheduled to a 5-year term.  Also, as a result of some of the Company’s financing activities the balance sheet contained a large amount of preferred stock in multiple classes.  This change will convert approximately $4 million (55%) of the preferred stock to common stock.  As a result of the restructuring, the Company will issue 3.9 million shares of common stock and approximately 2.7 million warrants.

“The plan took about six months to implement, and our ability to get it done was a direct reflection of broad support from our preferred equity and debt holders”, commented Allan Frank, Vice President & CFO of AXCESS. “This gives us a better opportunity to show the real value of the Company as reflected in our core technology, our market space, and our strategic partner sales channels.  Combined with a retrenchment in early 2003 which dramatically reduced our operating expenses as well as two successful financings, we feel the Company is very well positioned for growth in 2004.”

More information on the Company is available from the Company’s web site at www.axsi.com.

About AXCESS Inc.

AXCESS Inc. (OTCBB:AXSI), headquartered in greater Dallas, Texas, provides intelligent electronic security surveillance systems that locate, identify, track, monitor, count, and protect people, assets, and vehicles.  The network-based systems reduce loss, liability, and security system costs, while boosting effectiveness and extending system coverage.  AXCESS utilizes two patented and integrated technologies: battery-powered wireless tagging (commonly referred to as Active-Radio Frequency Identification or RFID) and network-based, streaming digital video (or CCTV).  A particular focus is on automatic incident detection, recording, and notification.  The main applications are network-based security video recording and surveillance, automatic personnel and vehicle access control, and automatic electronic asset surveillance, management and protection.  AXCESS is a VennWorks LLC partner company. More information is available at www.axsi.com.

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions.  Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

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